Exhibit 99.1

For Immediate Release

Contact:

Edward A. Hjerpe, III

Strata Bank

(888) 578-7282

Strata Bank’s Interim President and Chief Executive Officer Named Next

President and Chief Executive Officer of Federal Home Loan Bank of Boston

Medway, MA, May 26, 2009 –Strata Bank, a wholly owned subsidiary of Service Bancorp, Inc. (“Service Bancorp”) (OTC Bulletin Board: SERC), announced today that the Board of Directors of the Federal Home Loan Bank of Boston (the “FHLBB”) has named Edward A. Hjerpe, III as the FHLBB’s next President and Chief Executive Officer. Mr. Hjerpe has been serving since the fall of 2008 as Interim President and Chief Executive Officer of Strata Bank and its holding companies, Service Bancorp and Service Bancorp, M.H.C. (“Service MHC”).

As previously disclosed, Strata Bank, Service Bancorp and Service MHC are parties to an Agreement and Plan of Merger with Middlesex Savings Bank. Pursuant to the merger agreement, Strata Bank’s mutual holding company structure will be eliminated, Strata Bank will re-mutualize and merge with Middlesex Savings Bank, and the public stockholders of Service Bancorp, Inc. will receive $28.00 in cash in exchange for each share of common stock. Service Bancorp stockholders and Service MHC corporators have approved the merger agreement. The transaction remains subject to several conditions, including the receipt of regulatory approvals, and the approval of two-thirds of the corporators of Middlesex Bancorp, MHC, a mutual holding company which is expected to be formed prior to the consummation of the transactions contemplated by the merger agreement (subject to receipt of required approvals) and which, if formed, will be the owner of 100% of the issued and outstanding capital stock of Middlesex Savings Bank. Strata and Middlesex are hopeful that the transaction will be completed this quarter.

Strata anticipates that Mr. Hjerpe’s assumption of full-time duties as President and Chief Executive of the FHLBB will not become effective until after the completion of Strata’s transaction with Middlesex, though there can be no assurance that Mr. Hjerpe will be able to remain with Strata beyond the end of the current quarter.

Eugene R. Liscombe, the Chairman of Strata Bank’s Board of Directors, stated: “We congratulate Ed on his well-deserved appointment as the FHLBB’s next President and Chief Executive Officer. This is a terrific opportunity for him. The Board of Directors is grateful for Ed’s leadership and his many important accomplishments at Strata during these challenging economic times, and appreciates Ed’s desire to remain with Strata through the completion of the Middlesex transaction.”

Forward Looking Information

This press release contains forward-looking information, including information concerning Service Bancorp and the expectations regarding the transactions pursuant to the Agreement and Plan of Merger among Strata Bank, Service Bancorp, Service MHC and Middlesex Savings Bank, dated as of December 8, 2008, as amended March 18, 2009 (the “Merger Agreement”). These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Service Bancorp’s actual results or performance to be materially different from the results and performance expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning Service Bancorp’s belief, expectations or intentions concerning Service Bancorp’s future performance, the likelihood that the transactions pursuant to the Merger Agreement will in fact occur in a timely manner, and Edward A. Hjerpe, III’s remaining tenure as Strata’s Interim President and Chief Executive Officer. These statements reflect Service Bancorp’s current views. They are based on numerous assumptions and are subject to numerous risks and uncertainties relating to the mergers, including obtaining all requisite regulatory approvals in a timely fashion, absence of a material adverse effect on Service Bancorp, satisfaction of all other conditions to the mergers and timely closing of the mergers by both parties.

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